EXHIBIT 99.1

MARY ANN GRAY, PH.D., JOINS THE BOARD OF DIRECTORS OF SENOMYX, INC.

SAN DIEGO, CA – September 28, 2010 – Senomyx, Inc. (NASDAQ: SNMX), a leading company focused on using proprietary taste receptor technologies to discover and develop novel flavor ingredients for the food, beverage, and ingredient supply industries, announced today that Mary Ann Gray, Ph.D., has joined the Company’s Board of Directors.  Dr. Gray has extensive experience in both the financial community and the biotechnology industry.

“Mary Ann Gray has a strong background as an equity research analyst, strategic advisor, scientist, and member of Boards of Directors of public companies,” said Kent Snyder, President, Chief Executive Officer, and Chairman of the Board of the Company.  “We believe Senomyx will benefit from her insights and expertise as we continue to advance our discovery and development programs and enter into new collaborations with world-class food, beverage, and ingredient supply company partners.”

Mary Ann Gray, Ph.D., is currently President of Gray Strategic Advisors, LLC, which provides strategic consulting services to the biotechnology industry.  Dr. Gray also serves on the Boards of Directors of Dyax Corp. and Acadia Pharmaceuticals, both publicly-held companies, and Apthera Inc., a privately held company.  She is the Chairman of the Audit Committee and a member of the Compensation Committee at Acadia, and Lead Director and a member of the Audit Committee at Dyax.  During the past five years, Dr. Gray also served on the Boards of Directors of two additional public companies.  From 1999 to 2003, Dr. Gray was Senior Analyst and Portfolio Manager for the Federated Kaufmann Fund.  Prior to 1999, Dr. Gray led biotechnology equity research groups at Raymond James & Associates, Warburg Dillon Read, and Kidder Peabody for an aggregate of nine years.  Dr. Gray holds a Ph.D. degree in pharmacology from the University of Vermont, where she focused on novel chemotherapeutic agents for the treatment of cancer.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  The Company has product discovery and development collaborations with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Contact:

Gwen Rosenberg

Senomyx, Inc.

Vice President, Investor Relations & Corporate Communications

858-646-8369

gwen.rosenberg@senomyx.com

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